Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES INDUCEMENT GRANTS UNDER NASDAQ LISTING RULE 5635(c)(4)

Research Triangle Park, NC, May 18, 2026 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC) (TSX:FRX) (“Fennec” or the “Company”), a specialty pharmaceutical company, today announced that on May 11, 2026, the Compensation Committee of the Company’s Board of Directors approved the grant of stock option awards (“Stock Options”) to purchase an aggregate of 50,000 of the Company’s common shares to three new non-executive employees of the Company with a grant date of May 18, 2026 under the Company’s 2026 Equity Inducement Plan (the “Inducement Plan”). The Stock Options consist of incentive stock options to purchase an aggregate of 49,141 shares and nonqualified stock options to purchase an aggregate of 859 shares. The Stock Options were granted as inducements material to the employees entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

The Inducement Plan is used exclusively for the grant of equity awards to individuals who were not previously employees of the Company, or following a bona fide period of non-employment, as an inducement material to such individuals’ entering into employment with the Company, pursuant to Nasdaq Listing Rule 5635(c)(4).

The Stock Options have an exercise price of $9.75 per share, which is equal to the closing price of the Company’s common shares on The Nasdaq Capital Market on March 15, 2026, and a term of ten years from the date of grant. One-third of the shares underlying each Stock Option vest on the one-year anniversary of the grant date and continue to vest monthly thereafter over 24 months, subject to each employee’s continued employment with Company as of each such vesting date. The Stock Options are subject to the terms and conditions of the Inducement Plan and the terms and conditions of a Stock Option agreement covering the grant.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company committed to the fight against ototoxicity in cancer patients who receive cisplatin-based chemotherapy. Fennec is focused on the commercialization of PEDMARK® to reduce the risk of platinum-induced ototoxicity in cancer patients. PEDMARK® received FDA approval in September 2022 and European Commission approval in June 2023 and United Kingdom (U.K.) approval in October 2023 under the brand name PEDMARQSI®.

In March 2024, Fennec entered into an exclusive licensing agreement under which Norgine Pharmaceuticals Ltd., a leading European specialist pharmaceutical company, will commercialize PEDMARQSI® in Europe, U.K., Australia and New Zealand. PEDMARQSI® is now commercially available in the U.K. and Germany.

PEDMARK® has received Orphan Drug Exclusivity in the U.S. and PEDMARQSI® has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection.

For more information, please visit www.fennecpharma.com and follow on LinkedIn.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “may,” “will,” or the negative of those terms, and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include statements about the Company’s business strategy, timeline and other goals, plans and prospects, including the Company’s commercialization plans respecting PEDMARK®/PEDMARQSI®, the market opportunity for and market impact of PEDMARK®/ PEDMARQSI®, its potential impact on patients and anticipated benefits associated with its use, future commercial and regulatory milestone and royalty payments from Norgine, and potential access to further funding after the date of this release. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including the risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company’s ability to obtain necessary capital when needed on acceptable terms or at all, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2025. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to the Company’s public filings available at www.sec.gov and www.sedar.com.

PEDMARK®, PEDMARQSI® and Fennec® are registered trademarks of Fennec Pharmaceuticals Inc.

©2025 Fennec Pharmaceuticals Inc. All rights reserved

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com